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                     August 6, 2020

       Andrea Almeida
       Chief Financial Officer
       Petr  leo Brasileiro S.A.   Petrobras
       Avenida Republica do Chile, 65   23rd Floor
       20031-912   Rio de Janeiro   RJ   Brazil

                                                        Re: Petr  leo
Brasileiro S.A.   Petrobras
                                                            Form 20-F for
Fiscal Year Ended December 31, 2019
                                                            Filed March 23,
2020
                                                            File No. 001-15106

       Dear Ms. Almeida:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              Francesca Odell